Exhibit 99.1

As used in this Exhibit 99.1, unless the context indicates otherwise, references to “Syndax,” “the Company,” “we,” “us,” “our” and similar references refer to Syndax Pharmaceuticals, Inc. and its wholly owned subsidiaries.

We are dependent upon our collaboration with Incyte to further develop and commercialize axatilimab. If we or Incyte fail to perform as expected or if the collaboration is terminated as a result of actions by the Federal Trade Commission or the Department of Justice, the potential for us to generate future revenues under the collaboration could be significantly reduced, the development and/or commercialization of axatilmab may be terminated or substantially delayed, and our business could be adversely affected.

In September 2021, we entered into a collaboration and license agreement with Incyte, or the Incyte Agreement, to collaborate on the development and commercialization of axatilimab. Pursuant to the Incyte Agreement, Incyte paid an upfront initial license fee of $117 million, in addition to making a $35 million equity investment. We are eligible to receive up to $450 million in aggregate regulatory, development and commercial milestone payments plus the tiered royalties. The parties have agreed to co-develop axatilimab and to share development costs associated with global and U.S.-specific clinical trials, with Incyte responsible for 55% of such costs and we are responsible for 45% of such costs. Incyte is responsible for 100% of future development costs for trials that are specific to ex-U.S. countries.

In December 2021, we entered into a letter agreement with Incyte which provides, in part, that in the event either party receives for the first time a formal request from the Federal Trade Commission or the Department of Justice regarding the Incyte Agreement prior to March 23, 2022, then Incyte may terminate the Incyte Agreement through September 2022 and receive a refund of the upfront initial license fee and any payments made by Incyte for royalties, milestones and development costs and any other amounts paid by Incyte to us under the Incyte Agreement. In addition, upon termination of the Incyte Agreement, we will waive any remaining lock-up restrictions and Incyte will sell the shares it purchased in connection with its equity investment in the Company. Following the sale of its shares, Incyte will remit to us any gain that it received, or, alternatively, we will repay Incyte for any loss that it incurred in each case in connection with the sale of the shares. The termination right expires if the parties do not receive a formal request before March 23, 2022.

There is no assurance that the parties will achieve any of the regulatory development or sales milestones, that we will receive any future milestone or royalty payments under the collaboration agreement or that the collaboration will not be unwound as a result of actions by the Federal Trade Commission or the Department of Justice. Incyte’s activities may be influenced by, among other things, the efforts and allocation of resources by Incyte, which we cannot control. If Incyte does not perform in the manner we expect or fulfill its responsibilities in a timely manner, or at all, the clinical development, manufacturing, regulatory approval, and commercialization efforts related to axatilimab could be delayed or terminated. In addition, our license with Incyte may be unsuccessful due to other factors, including, without limitation, the following:

•	Incyte may terminate the agreement for convenience upon 90 or 180 days’ notice depending on whether or not the parties have commercialized axatilimab in an indication in the respective territory;

•	Incyte may change the focus of its development and commercialization efforts or prioritize other programs more highly and, accordingly, reduce the efforts and resources allocated to axatilimab;

•	Incyte may, within its commercially reasonable discretion, choose not to develop and commercialize axatilimab in all relevant markets or for one or more indications, if at all; and

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if Incyte is acquired during the term of our collaboration, the acquirer may have competing programs or different strategic priorities that could cause it to reduce its commitment to our collaboration or to terminate the collaboration.